Exhibit 10.1

AMENDMENT NO. 1 TO

SHAREHOLDERS AGREEMENT

AMENDMENT NO. 1 TO SHAREHOLDERS AGREEMENT, dated as of May 8, 2013, by and among Quintiles Transnational Holdings Inc., a North Carolina corporation (the “Company”), and certain of the Company’s shareholders identified below (the “Amendment”). Capitalized terms used herein but not defined shall have the meaning ascribed to such terms in the Shareholders Agreement (as defined below). Except as provided herein, all other terms, conditions and provisions of the Shareholders Agreement shall remain in full force and effect.

RECITALS

WHEREAS, in connection with a statutory share exchange between Quintiles Transnational Corp., a North Carolina corporation (“QTRN”), and the Company on December 14, 2009, the Company assumed the rights and obligations of QTRN as set forth in that certain Shareholders Agreement, dated as of January 22, 2008, by and among QTRN and the Shareholders named therein (as supplemented by the Supplement to Shareholders Agreement, dated August 9, 2012, by and among the Company and certain of the Company’s shareholders identified therein, the “Shareholders Agreement”);

WHEREAS, Section 5.2 of the Shareholders Agreement provides that the Shareholders Agreement may be amended by a written instrument signed by the Company, the Bain Shareholders, the Temasek Shareholders, the TPG Shareholders, the DG Shareholders and the 3i Shareholders, subject to certain exceptions described therein;

WHEREAS, in accordance with Section 5.5 of the Shareholders Agreement, for action to be taken by any of the Shareholder groups described above, the holders of more than 50% of the Common Stock of the Company then held by that group must vote in favor of the action;

WHEREAS, the parties to this Amendment desire to amend the Shareholders Agreement in connection with a proposed initial public offering of the Company; and

WHEREAS, contemporaneously with and in consideration of the execution of this Amendment, (i) the Company is adopting the Second Amended and Restated Certificate of Incorporation, (ii) the Company and certain shareholders identified therein are entering into the Second Amended and Restated Registration Rights Agreement, and (iii) QTRN is entering into Amendment No. 1 to the Management Agreement, dated January 22, 2008, by and among QTRN, Bain Capital Partners, LLC, GF Management Company, LLC, TPG Capital, L.P., Cassia Fund Management Pte Ltd., 3i Corporation and Aisling Capital, LLC.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Shareholders named above hereby agree as follows:

1. The definition of “NovaQuestTM Investments” in Section 1.1 of the Shareholders Agreement is hereby deleted.

2. The definition of a “Qualifying Offering” in Section 1.1 of the Shareholders Agreement is hereby amended by adding the following language at the end of the definition:

“; provided, however, that the consummation of the offering of the shares registered on the Company’s Form S-1 Registration Statement, File No. 333-186708, shall be deemed to be a Qualifying Offering.”

3. Section 3.1(a) is hereby amended by (i) deleting the sentence “Additionally, the 3i Shareholders shall have the right to appoint one (1) observer to the Board (the ‘3i Observer’)” in its entirety and (ii) deleting the sentence “Additionally, the 3i Observer initially shall be Denis Ribon” in its entirety.

4. A new Section 3.1(c) of the Shareholders Agreement shall be inserted as follows:

“(c) Compensation. Following a Qualified Offering, no director shall be eligible to receive compensation from the Company for serving as a director unless such director has been affirmatively determined by the Board to be an “independent director” under applicable law and in accordance with the rules and regulations of the Commission and the NYSE (or any other applicable SRO) (an “Independent Director”).”

5. A new Section 3.1(d) of the Shareholders Agreement shall be inserted as follows:

“(d) Nomination. With respect to any Nominee that is designated by a Shareholder Group pursuant to such Shareholder Group’s right to designate such Nominee, the Company shall use its reasonable best efforts to cause the Board and Governance, Quality and Nominating Committee to, if applicable (i) include such Nominee in the slate of nominees recommended by the Board for the applicable class of directors for election by the shareholders of the Company or (ii) appoint such Nominee to fill a vacancy on the Board created by the departure of a Nominee designated by such Shareholder Group. The Company agrees to include such Nominee in the applicable proxy statement for such shareholder meeting.”

6. Section 3.4(a) of the Shareholders Agreement shall be amended and replaced as follows:

“(a) Committees. The Board shall designate an Audit Committee, a Compensation and Talent Development Committee, and a Governance, Quality and Nominating Committee. Notwithstanding anything contained herein to the contrary, the Board may act to change the title and function of the committees of the Board, provided that at all times the Company shall maintain any committee of the Board that is required under applicable law and pursuant to applicable rules and regulations of the Commission and the NYSE (or any other applicable SRO). Except as provided below, the composition of all committees of the Board shall be as determined by the Board, provided, that the Bain Shareholders as a group, the DG Shareholders as a group, the TPG Shareholders as a group and the 3i Shareholders as a group shall each have the right to designate at least one director to serve on each current and any future committee of the Board, other than the Audit Committee, which shall be comprised initially of the Disinterested Nominees; provided, however, a Nominee of the DG Shareholders, the Bain Shareholders, the TPG Shareholders or the 3i Shareholders may serve on a committee only to the extent such Nominee is permitted to serve on such committee under applicable law and pursuant to applicable rules and regulations of the Commission and the NYSE (or other applicable SRO).”

7. Section 3.4(c) of the Shareholders Agreement shall be amended and replaced as follows:

“(c) Certain Transactions and Investment Decisions. Notwithstanding anything to the contrary herein, after the Effective Date (i) any asset divestiture by the Company or Subsidiary of the Company in excess of $10 million shall require the affirmative vote of a majority of the Board and (ii) any transactions (other than the Recapitalization Transaction) entered into between the Company or any of its Subsidiaries, on the one hand, and any Shareholder or Affiliate or Associate of any Shareholder, on the other hand (an “Affiliate Transaction”), shall require the affirmative vote of a majority of the Board with the Nominee(s) of the interested Shareholder abstaining from such vote. Each Shareholder shall promptly inform the Company and such Shareholder’s Nominees, if any, of any proposed Affiliate Transaction with an Affiliate or Associate of such Shareholder; provided, however, that in the event that a Shareholder is not aware, and, in the ordinary course of its business could not reasonably be expected to be aware, that a proposed transaction is an Affiliate Transaction with an Affiliate or Associate of such Shareholder, such Affiliate Transaction shall not be deemed to violate clause (ii) of the immediately preceding sentence.”

8. Section 3.5 of the Shareholders Agreement is hereby amended by deleting the proviso at the end thereof and replacing it with the following:

“With respect to clauses (A), (B) and (C) of this Section 3.5, such five and ten percent threshold, as the case may be, shall be calculated using the basic weighted average number of shares of the Company’s Common Stock outstanding for the most recent fiscal period disclosed in the Company’s filings with the Commission; provided, that any of the following shall be excluded from such calculation: (i) shares of Common Stock issued by the Company in connection with an acquisition by the Company approved by the Board and (ii) shares of Common Stock issued by the Company (other than the Qualifying Offering and any shares of Common Stock issued in connection with a registration relating to the sale of securities to participants in a Company employee stock option, stock purchase or similar employee benefit plan registered on Form S-8). Once any Shareholder Group no longer has the right to designate a Nominee as described earlier in this paragraph, such Shareholder Group shall (i) promptly notify the Company in writing of such fact and (ii) if requested in writing by a majority of the Independent Directors of the Company, cause a director designated as a Nominee of such Shareholder Group to tender his or her resignation from the Board, which shall be effective immediately prior to the next annual meeting of shareholders of the Company (regardless of whether the term of the director so resigning would otherwise expire at that meeting) or at any earlier date, in the discretion of the director. In considering whether to request such a resignation, the Independent Directors of the Company shall comply with the procedures set forth in a Policy for Independent Director Consideration of Board Resignations, which shall have been approved by the Board.”

9. A new Section 3.10 of the Shareholders Agreement shall be inserted as follows:

“3.10. Procedures Regarding Certain Corporate Opportunities.

(a) In the event that a director of the Company who was designated as a Nominee to the Board by an Exempted Person’s applicable Shareholder Group has actual knowledge that an investment has been made after the date hereof in a Competitor by a late stage private equity fund managed by an Exempted Person, such Exempted Person shall notify the Company thereof as promptly as practicable after the making of such investment and cooperate reasonably with the Company at its request to create appropriate protective procedures with respect to the flow of information; provided that the foregoing shall not be required if prohibited by law, regulation, contractual obligation or otherwise. This provision is in addition to any other duties the designated Nominee may have at law as a result of the investment, after giving effect to any provisions in the Company’s Articles of Incorporation relating to corporate opportunities. Solely for purposes of this Section 3.10 (i) “Competitor” means any pharmaceutical services organization that provides either clinical research or contract sales services to customers in the pharmaceutical, biotechnology or medical device industries; provided, that a fully integrated pharmaceutical, biotechnology or medical device company that may occasionally provide these types of services to third parties, but that does not derive significant revenues from such services, shall not be deemed a “Competitor” pursuant to this Section 3.10 and (ii) “Exempted Person” shall have the meaning ascribed to such term in the Company’s Articles of Incorporation.

(b) Notwithstanding any provisions in the Company’s Articles of Incorporation relating to corporate opportunities, prior to any investment in any of Pharmaceutical Product Development, Inc., Covance, Inc., PAREXEL International Corporation, inVentiv Health, Inc., ICON plc, PRA International, Inc., PDI, Inc., Publicis Touchpoint Solutions, Inc., United Drug plc, or any of their successors or controlled affiliates, by a late stage private equity fund managed by an Exempted Person, such Exempted Person shall give written notice of such proposed investment to the Board and shall not consummate such investment unless it is approved by a disinterested majority of the Board in its discretion (which approval shall be deemed to have been given if the Board does not notify such Exempted Person otherwise within 21 days of the notice of the proposed investment having been received). A violation of this Section 3.10(b) shall not be subject to any limitations on liability contained in any provisions related to corporate opportunities in the Company’s Articles of Incorporation. For the avoidance of doubt, the restrictions contained in this Section 3.10(b) shall not apply to any hedge fund, venture fund, debt fund or other non late stage private equity fund managed by an Exempted Person.”

10. Section 4.3 of the Shareholders Agreement is hereby amended by deleting the reference to “Section 4.1 of the Registration Rights Agreement” contained therein and replacing it with a reference to “Section 5.1 of the Registration Rights Agreement.”

11. The first sentence of Section 5.4(a) of the Shareholders Agreement is hereby amended by inserting the following at the end of the second proviso thereof:

“, provided, further, that with respect to each of the Temasek Shareholders, the Institutional Shareholders, the Management Shareholders, and Cynthia M. Roberts, this Agreement shall automatically terminate (including, for the avoidance of doubt, any and all provisions related to the Temasek Nominee) immediately prior to the effective date of the Company’s Form S-1

Registration Statement, File No. 333-186708, and, for the avoidance of doubt, such termination with respect to such Shareholders shall not be subject to the provisions of subsection (b) below.”

12. The last sentence of Section 5.4(a) of the Shareholders Agreement is hereby deleted and replaced with the following:

“Upon termination of this Agreement, Article I (including, for the avoidance of doubt, any terms not defined therein but referenced in Section 1.1(c)) and Article V (except for the second sentence of Section 5.2) shall survive termination.”

13. Section 5.4(b)(ii) of the Shareholders Agreement is hereby deleted and replaced in its entirety with “(ii) [Reserved], and.”

14. Section 5.4(b)(iii) of the Shareholders Agreement is hereby amended by deleting “, Temasek Shareholders” contained therein.

15. Section 5.4(c) of the Shareholders Agreement is hereby amended by deleting the proviso at the end thereof.

This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Pages Follow]

[Signature Page to Amendment to Shareholders Agreement]

IN WITNESS WHEREOF, the Company and the Shareholders listed below have executed and delivered this Amendment No. 1 to the Shareholders Agreement as of the date first above written.

Company:

QUINTILES TRANSNATIONAL HOLDINGS INC.

By:	/s/ James H. Erlinger III
Name: James H. Erlinger III
Title: EVP, General Counsel & Secretary

[Signature Page to Amendment to Shareholders Agreement]

DG Shareholders:

/s/ Dennis B. Gillings
Dennis B. Gillings, CBE

/s/ Cynthia M. Roberts
Cynthia M. Roberts

Bain Shareholders:

BAIN CAPITAL INTEGRAL INVESTORS 2008, L.P.

By: Bain Capital Investors, LLC, its general partner

By:	/s/ Chris Gordon
Name:
Title:	Managing Director

Temasek Shareholders:

TEMASEK LIFE SCIENCES PRIVATE LIMITED

By:	/s/ Tan Suan Swee
Name: Tan Suan Swee
Title: Authorised Signatory

TPG Shareholders:

TPG QUINTILES HOLDCO II LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President

[Signature Page to Amendment to Shareholders Agreement]

3i Shareholders:

3i US GROWTH HEALTHCARE FUND 2008 L.P.

By:	3i CORPORATION
Its:	Manager

	By:	/s/ Ken Hanau
Name:
Title:

Institutional Shareholders:

AISLING CAPITAL II, L.P.

By:	/s/ Lloyd Appel
Name:	Lloyd Appel
Title:	CFO

PERSEUS-SOROS BIOPHARMACEUTICAL FUND, L.P.

By:	/s/ Lloyd Appel
Name:	Lloyd Appel
Title:	CFO

Management Shareholders:

/s/ Thomas H. Pike
Thomas H. Pike